Exhibit 10.2

February 7, 2017

Andrea Betti-Berutto

Dear Andrea:

As you know, Integrated Device Technology, Inc. (“IDT”) and GigPeak, Inc. (“GigPeak”) are entering into an agreement pursuant to which GigPeak will become a wholly owned subsidiary of IDT (the “Merger”).  In connection with the Merger, we are pleased to offer you the following employment package with IDT.    Effective immediately at the closing of the merger, your title with IDT will be Fellow in our San Jose office.

For a short period of time, GigPeak will be a wholly-owned subsidiary of IDT, and you will be employed by GigPeak, the IDT subsidiary.  Thereafter, you will transfer to the parent company, IDT (your “IDT Start Date”).  We currently anticipate this transfer to occur within 90 days following the close.  We will communicate with you further on the status of the harmonization schedule as that date approaches.  In the meantime, by signing this letter, you agree that as of the date of the closing of the Merger, the terms of employment for your San Jose based IDT position will be as follows:

Salary:	$269,954 annually; $10,383.85 payable biweekly.

Status:	Full time / Exempt

Signing Bonus:
You will receive a one-time cash-signing bonus of $396,337, subject to applicable taxes and withholdings, which is be paid to you on the first regular pay cycle immediately following the closing of the Merger.

Bonus Plan:
After the close of the merger, you will be eligible participate in IDT’s Annual Incentive Plan (AIP) pursuant to the terms of the Plan. Your participation will be at an annual target of 40% of your base earnings.

Equity:	After the closing of the Merger, you will participate in IDT’s 2004 Equity Plan as amended from time to time. Conditional upon approval from our Board of Directors, you will receive:

(i)
A Restricted Stock Unit (“RSU”) grant with a value equal to $500,000 on the date of grant that will vest over a four year period, subject to your continued service with an IDT entity, and subject to the terms of the IDT 2004 Equity Plan.  This award will be delivered on or about the 15th day of the month following the last day of the month in which the closing of the merger occurs.

(ii)
A RSU grant with a value equal to $250,000 on the date of grant, and to be awarded on or about the 15th day of the month (grant date) immediately following the closing of the merger. This award will vest a year following the date of grant.

(iii)
On the closing date of the Merger, your vested an unvested stock options and restricted stock units will be cancelled and converted into the right to receive a cash payment as set forth in the Merger agreement.

Integrated Device Technology, Inc.  6024 Silver Creek Valley Rd., San Jose, CA 95138  Tel (800) 345 7015  Fax (408) 284 1442  www. IDT.com

Benefits:
On the date closing date of the merger, you will continue on your current health and welfare and retirement benefit plans such as medical, dental, vision, 401k and life insurance.  Beginning on your IDT Start Date, you will be eligible for IDT’s full range of U.S. employee benefits including medical, dental, vision, life, disability, and 401(k) plan participation.  You will be given credit for your years of service with GigPeak for purposes of certain IDT benefits, including vacation entitlement.  Based on your bridged service date (June 11, 2001), you will earn 4 weeks of vacation per year.  You acknowledge and agree that your accrued but unused paid vacation with GigPeak will be assumed by IDT at the closing of the Merger, and you shall be permitted to use such accrued but unused paid vacation in accordance with IDT vacation policies.  A summary of our benefits programs is attached as Exhibit A.

Employment with IDT is at the mutual consent of the employee and IDT.  Accordingly, as a U.S.-based employee, you and IDT retain the right to terminate the employment relationship at will, at any time, with or without cause.  Please understand that no representative of IDT other than the CEO has the authority to make any contrary agreement or representation, and that such agreement made by the CEO changing your at-will status must be in writing and signed by you and me.

You acknowledge and agree that this offer letter and the changes to your employment described herein do not constitute a termination without cause or a resignation for good reason or any terms of similar effect under the terms of any plan, policy or agreement with GigPeak, and that the signing bonus is being paid to you in exchange for this express acknowledgement and agreement.

This offer is contingent upon IDT’s completion of a standard background check. In order to comply with the Immigration Reform and Control Act of 1986, this offer also is contingent upon you providing proof of eligibility to work in the United States.

This offer is contingent upon IDT’s completion of a standard background check. In order to comply with the Immigration Reform and Control Act of 1986, this offer also is contingent upon you providing proof of eligibility to work in the United States.

During the first week of your employment you will be required to sign an Employee Confidentiality and Invention Agreement, a form of which is attached as Exhibit B to this offer letter.

Because of the responsibilities associated with this position, it is essential that our office receive your acceptance of this package offer no later than February 10, 2017.  This offer is contingent on the successful closing of the Merger.  Effective as of the closing of the Merger, this offer letter will become our binding agreement with respect to your employment and its terms. It will merge and  supersede in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and GigPeak relating to the terms and conditions of your employment[, including, without limitation, that certain Third Amended and Restated Employment Agreement between you and GigPeak, Inc. dated November 17, 2016.  Notwithstanding the foregoing, any confidential or proprietary information and inventions agreement between you and GigPeak will remain in effect as it pertains to subject matters existing prior to the closing of the Merger.

Integrated Device Technology, Inc.  6024 Silver Creek Valley Rd., San Jose, CA 95138  Tel (800) 345 7015  Fax (408) 284 1442  www. IDT.com

Andrea, I look forward to your contributions as a key member of IDT.   Please call me directly to discuss any questions you have regarding this offer or your role at IDT.

Sincerely,

Anja Hamilton
Vice President, Global Human Resources

Andrea Betti-Berutto Signature of Acceptance

Date

Integrated Device Technology, Inc.  6024 Silver Creek Valley Rd., San Jose, CA 95138  Tel (800) 345 7015  Fax (408) 284 1442  www. IDT.com